Free Writing Prospectus pursuant to Rule 433 dated September 26, 2023

Registration Statement No. 333-251865

Immunovant Announces Proposed Offering of $300 Million of Common Stock

NEW YORK, September 26, 2023 (GLOBE NEWSWIRE) – Immunovant, Inc. (Nasdaq: IMVT), a clinical-stage immunology company dedicated to enabling normal lives for people with autoimmune diseases, today announced the commencement of a proposed underwritten public offering and concurrent private placement of an aggregate of $300,000,000 of shares of its common stock. Immunovant intends to offer and sell $130,000,000 of shares of its common stock in an underwritten public offering. In addition, Immunovant intends to grant the underwriters for the offering a 30-day option to purchase up to an additional $19,500,000 of shares of its common stock offered at the public offering price. All of the shares are being offered by Immunovant.

Concurrent with the proposed public offering, Immunovant intends to sell $170,000,000 of shares of its common stock to Roivant Sciences Ltd. in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, subject to consummation of the proposed public offering and other customary conditions. However, the consummation of the public offering is not contingent on the consummation of this concurrent private placement.

The proposed public offering and concurrent private placement are subject to market and other conditions, and there can be no assurance as to whether or when the proposed public offering and concurrent private placement may be completed, or the actual size or terms of the proposed public offering and concurrent private placement.

Leerink Partners, Piper Sandler, Guggenheim Securities and Wells Fargo Securities are acting as joint bookrunning managers for the public offering. LifeSci Capital is acting as co-manager for the public offering.

The shares in the public offering are being offered by Immunovant pursuant to a Registration Statement on Form S-3 previously filed and declared effective by the SEC. The offering will be made only by means of a prospectus supplement and accompanying prospectus. A preliminary prospectus supplement related to the public offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov.

When available, a copy of the preliminary prospectus supplement and the accompanying prospectus relating to the public offering may also be obtained from: Leerink Partners LLC, Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109, or by telephone at (800) 808-7525 ext. 6105, or by email at syndicate@leerink.com; Piper Sandler & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, Minnesota 55402, or by telephone at (800) 747-3924, or by email at prospectus@psc.com; Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison Avenue, 8th Floor, New York, NY 10017, or by telephone at (212) 518-9544, or by email at GSEquityProspectusDelivery@guggenheimpartners.com; and Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 500 West 33rd Street—14th Floor, New York, NY 10001, or by telephone at (800) 645-3751, or by email at WFScustomerservice@wellsfargo.com.

The shares of common stock to be sold in the concurrent private placement have not been registered under the Securities Act or under any state securities laws and, unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities, and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, the uncertainties related to market conditions and the completion of the public offering and concurrent private placement on the anticipated terms or at all. There are numerous risks and uncertainties that could cause actual results and Immunovant’s plans and objectives to differ materially from those expressed in the forward-looking information, such as those risks discussed in the section entitled “Risk Factors” set forth in Immunovant’s most recent Annual Report on Form 10-K filed with the SEC on May 22, 2023, Immunovant’s Quarterly Report on Form 10-Q filed with the SEC on August 23, 2023, and future reports to be filed with the SEC. These documents contain and identify important factors that could cause the actual results for Immunovant to differ materially from those contained in Immunovant’s forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Immunovant’s specifically disclaims any obligation to update any forward-looking statement, except as required by law. These forward-looking statements should not be relied upon as representing Immunovant’s views as of any date subsequent to the date of this press release.

Contact:

Chau Cheng, PhD, MBA

Vice President, Investor Relations

Immunovant, Inc.

info@immunovant.com